CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate	Amount of Registration
Offered	Offering Price(1)	Fee

Floating Rate Senior Bearer Notes due 2012	$100,295,955.28	$10,731.67

(1) The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of 121.64 yen per $1.00 as of February 9, 2007.

PROSPECTUS Dated January 25, 2006 PROSPECTUS SUPPLEMENT Dated January 29, 2007	Pricing Supplement No. 204 to Registration Statement No. 333-131266 Dated February 9, 2007 Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES H
Floating Rate Senior Bearer Notes Due 2012

     We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series H (Floating Rate Senior Bearer Notes Due 2012) prior to the maturity date other than under the circumstances described under “Description of Notes—Tax Redemption” in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called “Description of Notes” in the accompanying prospectus supplement and the section called “Description of Debt Securities” in the accompanying prospectus, subject to and as modified by the provisions described below.

Principal Amount:	JPY 12,200,000,000	Annual Redemption
Maturity Date:	February 20, 2012; provided that if	Percentage
	such day is not a business day, the	Reduction:	N/A
	maturity date will be the next	Optional Redemption
	succeeding business day, unless that	Date:	N/A
	succeeding business day would fall in	Interest Payment
	the next calendar month, in which	Dates:	Each February 20 and August 20,
	case the maturity date will be the		commencing August 20, 2007;
	immediately preceding business day.		provided that if any interest payment
Settlement Date			date (including the maturity date) is
(Original Issue			not a business day, that interest
Date):	February 20, 2007		payment date will be the next
Interest Accrual Date:	February 20, 2007		succeeding day that is a business day,
unless that succeeding business day
Issue Price:	100%		would fall in the next calendar month,
Underwriter’s Discounts			in which case such interest payment
and Commissions	0.25%		date will be the immediately preceding
business day.
Proceeds to Company	99.75%	Interest Payment
Specified Currency:	Japanese Yen (“JPY”)	Period:	Semiannual
Redemption Percentage		Interest Reset Dates:	Each interest payment date
at Maturity:	100%	Interest Reset Period:	Semiannual
Base Rate:	LIBOR	Interest Determination
Spread		Dates:	The second London banking day
(Plus or Minus):	Plus 0.15% per annum		immediately preceding each interest
Spread Multiplier:	N/A		reset date
Index Currency:	JPY	Reporting Service:	LIBOR Telerate (Page 3750)
Index Maturity:	Six months	Business Day:	Tokyo, New York and London
Maximum Interest Rate:	N/A	Calculation Agent:	The Bank of New York (as successor to
JPMorgan Chase Bank, N.A.)
Minimum Interest Rate:	0.00%	Agent:	Morgan Stanley & Co. International
Initial Interest Rate:	To be determined by the Calculation		Limited
Agent as of the second London
	banking day immediately preceding	Denomination:	JPY 100,000,000
	the original issue date	Common Code:	028748299
Initial Redemption		ISIN:	XS0287482995
Date:	N/A	Other Provisions:	None
Initial Redemption
Percentage:	N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.

MORGAN STANLEY

United States Federal Income Taxation

     Please refer to the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” The notes issued under this pricing supplement are not intended to be sold to any United States person (as defined in the accompanying prospectus supplement), and the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders of Notes and Units in Registered Form” does not apply to the notes issued under this pricing supplement.

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